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                                                                    EXHIBIT 99.1

                    AEROPOSTALE REPORTS JANUARY SALES RESULTS

NEW YORK, NEW YORK - FEBRUARY 2, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended January 29, 2005 increased 23.7% to $43.8 million, compared to $35.4 million for the four-week period ended January 31, 2004. The company's comparable store sales increased 2.5% for the month, versus a comparable store sales increase of 17.7% in the year ago period.

For the fourth quarter, total net sales have increased 20.4% to $328.3 million, compared to $272.6 million in the year ago quarter. Fourth quarter comparable store sales increased 1.9%, compared to a comparable store sales increase of 8.5% last year. Year-to-date, total net sales increased 31.4% to $965.4 million, compared to $734.9 million in the year-ago period. Year to date, comparable store sales increased 8.7%, compared to an increase of 6.6% last year.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are very pleased with our January results which were characterized by a reduction in clearance activity versus last year. As a result, we ended the month and quarter with gross margins significantly ahead of last year. More importantly, we have made a smooth transition into our spring floor set. The initial reaction to our spring merchandise assortment has been encouraging."

The company also updated guidance for the fourth quarter. The company believes it will now report earnings of $0.65 per fully diluted share, compared to $0.47 per share in the year ago quarter. The new guidance exceeds the company's previously issued guidance of $0.63 per share and the current First Call consensus of $0.64 per share.

To hear the Aeropostale prerecorded January sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 560 stores in 43 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS
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LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS
ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.